As filed with the Securities and Exchange Commission on July 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFEMD, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0238453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

236 Fifth Avenue, Suite 400	10001
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

LIFEMD, INC. THIRD AMENDED AND RESTATED 2020 EQUITY AND INCENTIVE PLAN

(Full title of the plan)

Justin Schreiber

236 Fifth Avenue, Suite 400

New York, NY 10001

(866) 351-5907

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cam C. Hoang, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

(612) 492-6109

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 11, 2024;

(3)	our Definitive Proxy Statement, filed on April 29, 2024, as amended on May 24, 2024;

(4)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 8, 2024;

(2)	our Current Reports on Form 8-K, filed on May 2, 2024 and June 18, 2024; and

(5)	the description of our Common Stock contained in the our Registration Statement on Form 8-A (File No. 001-39785) filed on December 9, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our bylaws. Each indemnification agreement provides for indemnification and advancements of certain expenses and costs relating to claims, suits or proceedings arising from their service, to the maximum extent permitted by applicable law.

Our amended certificate of incorporation provides that, to the maximum extent permitted by the DGCL, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation, As Amended (incorporated by reference to Exhibit 3.1 to the Form 10-K filed with the SEC on March 11, 2024)
4.2	Bylaws of Immudyne, Inc. effective April 9, 2018 (incorporated by reference to Exhibit 3.2 to the Form 10-K filed with the SEC on March 11, 2024)
4.3	LifeMD, Inc. Third Amended and Restated 2020 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on June 18, 2024)
4.4	Form of Non-Qualified Option Agreement (Non-Employee Director Awards) (incorporated by reference to Exhibit 4.5 to the Form 10-K filed with the SEC on March 11, 2024)
4.5	Form of Non-Qualified Option Agreement (Employee Awards) (incorporated by reference to Exhibit 4.6 to the Form 10-K filed with the SEC on March 11, 2024)
4.6	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 4.7 to the Form 10-K filed with the SEC on March 11, 2024)
5.1*	Opinion of Dorsey & Whitney LLP
23.1*	Consent of Marcum LLP, independent registered public accounting firm of LifeMD, Inc.
23.2*	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 5, 2024.

LIFEMD, INC.

By	/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Justin Schreiber, Marc Benathen and Eric Yecies as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file all amendments (including, without limitation, post- effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Justin Schreiber	Chief Executive Officer and Director	July 5, 2024
Justin Schreiber	(Principal Executive Officer)

/s/ Marc Benathen	Chief Financial Officer	July 5, 2024
Marc Benathen	(Principal Financial Officer)

/s/ Maria Stan	Chief Accounting Officer and Controller	July 5, 2024
Maria Stan	(Principal Accounting Officer)

/s/ Naveen Bhatia	Director	July 5, 2024
Naveen Bhatia

Director
John R. Strawn, Jr.

/s/ Roberto Simon	Director	July 5, 2024
Roberto Simon

Director
Joseph DiTrolio

/s/ Robert Jindal	Director	July 5, 2024
Robert Jindal

Director
Joan LaRovere

/s/ William J. Febbo	Director	July 5, 2024
William J. Febbo

/s/ Calum MacRae	Director	July 5, 2024
Calum MacRae